AMENDMENT NO.  I
TO REVOLVING CREDIT AGREEMENT


THIS AMENDMENT NO.  I TO REVOLVING CREDIT
AGREEMENT dated as of August 28,1997 (the "Amendment") is by and among PERFORMANCE FOOD GROUP COMPANY, a Tennessee corporation, whose mailing address is 6800 Paragon Place, Suite 500, Richmond, Virginia 23230 (the "Borrower ") and FIRST UNION NATIONAL
BANK (a successor in interest to First Union National Bank of Virginia), a national banking association ("First Union"), whose mailing address is P. 0. Box 26944, Richmond, Virginia 23261 (together with its successors and assigns in its capacity as a lender under this Amendment, a "Lender," together with its successors and permitted assigns in its capacity as agent for the Lenders under this Amendment, the "Administrative Agent"). This Amendment amends the Revolving Credit Agreement dated as of July 8, 1996 (as such may have been previously amended, modified, supplemented, restated and/or replaced from time to time, the "Original Revolving Credit Agreement") between the Borrower and First Union, in its capacities as a Lender and the Administrative Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings set forth in the Original Revolving Credit Agreement.

WITNESSETH

WHEREAS, the parties to this Amendment desire to (a) amend (i) the definitions of "Cash Flow Coverage Ratio" and "Funded Indebtedness", (ii) the financial covenant regarding the Debt to Tangible Net Worth ratio and (iii)
Section 8. 1 (1) and (b) add definitions of "ELLF", "ELLF Participation Agreement", "ELLF Rent" and "Fall 1997 PFG/FU ELLF", in each case to add provisions regarding synthetic lease facilities;

WHEREAS, the parties to this Amendment further desire to correct an error in the Original Revolving Credit Agreement by adding definitions of "Capital Lease" and "Interest Expense";

NOW, THEREFORE, IN CONSIDERATION of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1 . The definition of "Cash Flow Coverage Ratio" is deleted in its entirety and replaced by the following:

"1.8 "Cash Flow Coverage Ratio" means at any date the sum of EBITDA plus ELLF Rent (including without limitation ELLF Rent payable in accordance with the Fall 1997 PFG/FU ELLF) divided by the sum of (i) Interest Expense, (ii) CMLTD, (iii) ELLF Rent (including without limitation ELLF Rent payable in accordance with the Fall 1997 PFG/FU ELLF) and (iv) Unfinanced Capital Expenditures (excluding any such Unfinanced Capital Expenditures expended with regard to any property subject to any ELLF)."

2.	The definition of "Funded Indebtedness" is deleted in its entirety and replaced by the following:

1.23	"Funded Indebtedness" means at any date all
indebtedness of the Borrower and its Consolidated Subsidiaries determined in accordance with GAAP on a consolidated basis which by its terms (i) matures more than one year after the date of its inception, including any payments required to be made on such indebtedness within one year, and (ii) any such indebtedness maturing within one year from such date which is renewable or extendible at the option of any obligor to a date more than one year from such date provided, notwithstanding the foregoing, such indebtedness shall not include any convertible subordinated indebtedness (determined in accordance with GAAP applied on a consistent basis) of the Borrower or any of its Consolidated Subsidiaries."

3.	The following definitions are added after the definition of
   "Unfinanced Capital Expenditures":

"1.50 "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP applied on a consistent basis, is or should be accounted for as a capital lease on the balance sheet of that Person.

1.51	"ELLF" means, at any date and as applied to the
Borrower and its Consolidated Subsidiaries, any synthetic lease, end loaded lease financing, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP applied on a consistent basis.

1.52	"ELLF Participation Agreement" means the
Participation Agreement dated as of August 29, 1997 (as amended, modified, supplemented, restated and/or replaced from time to time) among the Borrower, First Security Bank, National Association, not individually, except as expressly stated therein, but solely as the Owner Trustee under the PFG Real Estate Trust 1997-1, the various banks and other lending institutions which are parties thereto from time to time as lenders, the various banks and other lending institutions which are parties thereto from time to time as holders of certificates issued with respect to the PFG Real Estate Trust 1997-1 and First Union National Bank, as the agent for such lenders and holders as referenced in such Participation Agreement.

1.53	"ELLF Rent" means, at any date and as applied to
the Borrower and its Consolidated Subsidiaries, any obligation to pay (whether such obligation is stated to be a rent obligation or some other form of payment obligation) any principal, interest, equity reimbursement and/or any yield or other return on equity under any ELLF, in each case during the prior 12 month's period (or during such shorter period that would be applicable under Section 4.14).


1.54 "Fall 1997 PFG/FU ELLF" means the transactions evidenced by (a) the ELLF Participation Agreement and (b) the Operative Agreements
(as such term is defined in the ELLF Participation Agreement).

1.55	"Interest Expense" means for the prior 12 month's period (or during such shorter period that would be applicable under Section 4.14) with respect to the Borrower and its Consolidated Subsidiaries all interest expense, including without limitation the amortization of debt discount and premium and the interest component under Capital Leases, in each case determined in accordance with GAAP applied on a consistent basis."

4.	Section 4.13 is amended by adding the following as an
additional sentence: "To the extent the Borrower and/or
any of its Consolidated Subsidiaries
(a)	engages in any ELLF, then the payment obligations of
such Person shall be included in the computation of Debt for purposes of this Section 4.13 (excluding, however, all such payment obligations payable in accordance with the 1997
PFG/FU ELLF) or (b) becomes an obligor with respect to any convertible subordinated indebtedness (determined in accordance with GAAP applied on a consistent basis), then such convertible subordinated indebtedness shall be excluded from the computation of Debt for purposes of this Section 4.13. Notwithstanding the foregoing, all such convertible subordinated indebtedness as referenced in the previous sentence (a) shall be subordinated on terms and conditions that are acceptable to the Lenders and the Administrative Agent in their reasonable discretion and (b) shall be issued, in the aggregate on a consolidated basis with respect to the Borrower and its Consolidated Subsidiaries, in an original principal amount not to exceed $125,000,000. In addition, no such convertible subordinated indebtedness shall permit the payment of principal thereon prior to (w) the repayment in full of all amounts owing at any time under (i) this Agreement and the promissory notes issued in connection with this Agreement and
(ii) the Fall 1997 PFG/FU ELLF and the Operative Agreements
(as defined in the ELLF Participation Agreement) and (x) the expiration or earlier termination of (i) this Agreement, the credit facility evidenced by this Agreement and any replacement credit facility provided by the Lenders or their successors or assigns and
(ii) the Fall 1997 PFG/FU ELLF and the Operative Agreements
(as defined in the ELLF Participation Agreement).
Notwithstanding the foregoing, the Borrower and/or any of its Consolidated Subsidiaries shall have the right to redeem any such convertible subordinated indebtedness prior to the original stated maturity date thereof to the extent (but only to the extent) (y) the market price of the Borrower's common stock exceeds the conversion price at which such convertible subordinated indebtedness is convertible into common stock of the Borrower and (z) immediately before the effective date of such redemption and immediately after the effective date of such redemption, the Borrower shall be in compliance with all covenants under this Agreement and no Event of Default or event or occurrence which with the giving of notice and/or the passage of time (or both) shall have occurred and be continuing."

5.	Section 8. 1 (1) is deleted in its entirety and replaced by
the following:

 (1)	The suspension by the Borrower of the operation of its present business;
the admission	in writing by the Borrower of its inability to pay
its debts as they mature;the permitting	of a receiver or trustee to be
appointed for all or substantially all of its assets and, if appointed without its consent, the failure to cause such receiver or trustee to be discharged within 60 days; the instituting by the Borrower of proceedings under any law, state or federal, relating to bankruptcy, insolvency, or any reorganization or arrangement for the relief of debtors or, if any such proceedings are instituted against it, the failure to cause such proceedings to be dismissed or stayed within 60 days."

6.	The Borrower hereby represents and warrants to the Lender and the
Administrative	Agent that (a) after giving effect to this Amendment, no
Event of Default or event  which with the	giving of notice, the passage
of time and/or both would constitute an Event of Default has occurred and is continuing, (b) the Borrower has the corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder and has taken all necessary corporate action to authorize the execution, delivery and performance by such party of this Amendment and (c) the Borrower has duly executed and delivered this Amendment and this Amendment constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally or by general principles of equity.

7.	The Borrower hereby restates its representations and warranties contained in Section 3 of the Original Revolving Credit Agreement as though fully set forth herein, except to the extent such representations and warranties expressly relate to an earlier date.

8.	Except as modified by this Amendment, all of the terms and provisions of the Original Revolving Credit Agreement (and all Exhibits, Schedules and Appendices thereto) remain in full force and effect.

9.	The Borrower agrees to pay all reasonable costs and expenses of the
Lenders and the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of Moore & Van Allen, PLLC; provided, the limit set forth in Section 9. 1 (a) of the ELLF Participation Agreement of $65,000 for fees of Moore & Van Allen, PLLC shall also limit the obligations of the Borrower under this Section 9.

10.	This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original. It shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

11.	This Amendment is executed and delivered in Richmond, Virginia and shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia without regard to its rules with respect to conflicts of law.

This Borrower, the Lenders and the Administrative Agent have caused this Amendment to be duly executed and delivered by their proper and duly authorized representatives as of the day and year first above written.

PERFORMANCE FOOD
GROUP COMPANY,
as the Borrower


By:  /s/ Roger L. Boeve
Name: Roger L. Boeve
Title: Exec. VP./CFO




FIRST UNION NATIONAL
BANK (a successor in
interest to First Union
National Bank of Virginia),
as a Lender and as the
Administrative Agent


By:  /s/ Bonnie A. Banks
Name: Bonnie A. Banks
Title: VP
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